SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 12/31/2003
FILE NUMBER 811-1540
SERIES NO.: 19

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $  121
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                 $    0
              Class C Shares                 $    0

73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A Shares                 $000.0188
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $000.0000
              Class C Shares                 $000.0000

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                     7,226
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                     1,391
              Class C Shares                       775

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $   12.08
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $   11.89
              Class C Shares                 $   11.89